Exhibit 99.1

News Release

EPSILON ENERGY LTD. ANNOUNCES

ADDITION TO THE BOARD OF DIRECTORS

HOUSTON, Texas – May 19, 2023 — Epsilon Energy Ltd. (NASDAQ: EPSN) (“Epsilon” or the “Company”) announced today that its Board of Directors (the “Board”) has appointed Nicola Maddox to the Board, effective immediately. Ms. Maddox will serve an initial term expiring at Epsilon’s 2023 Annual General Meeting of Shareholders and will stand for reelection at that time.

The Board has also appointed Ms. Maddox to serve as a member of the Compensation, Nominating and Corporate Governance Committee, effective immediately.

Jason Stabell, the CEO of Epsilon, stated: “We welcome Nicki to our Board. She brings distinguished and varied industry experience that will be of great benefit to the Board and our Company.”

Nicki Maddox has over forty years experience in the oil and gas industry, including positions with majors (Exxon Minerals and Phillips Petroleum), a large independent (Coastal). and small, privately held E&P companies (Wessely Energy, Centurion Exploration and Merlon International). After receiving her BA in Communications, she was employed by Exxon Minerals as an Associate Landman and progressed rapidly to first-line management positions, then to middle management positions in various Land Departments, and to Executive Management positions starting in 1993. She was a co-founder of Centurion Exploration Company in 2004, initially serving as an EVP and then becoming its President, CEO and Chairman of the Board from 2007 to 2009. At Merlon International, LLC, Ms. Maddox was SVP in charge of its Texas subsidiary. She advanced to EVP and ultimately President after Merlon sold its Egyptian subsidiary in 2019. Since 2022, she has been a self-employed energy advisor specializing in contract analysis, strategic planning, and negotiation strategies. She also holds an MA in Theological Studies from The University of St. Thomas in Houston, Texas.

We believe that Ms. Maddox is qualified to serve as a member of our Board as a result of her extensive technical, industry and general business experience.

About Epsilon

Epsilon Energy Ltd. is a North American on-shore focused independent exploration and production company engaged in the acquisition, development, gathering and production of oil and gas reserves. Our primary area of operation is the Marcellus basin in Northeast Pennsylvania complemented by additional upstream assets in the Permian and Anadarko basins . For more information, please visit www.epsilonenergyltd.com, where we routinely post announcements, updates, events, investor information, presentations and recent news releases.

Forward-Looking Statements

Certain statements contained in this news release constitute forward looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, ‘may”, “will”, “project”, “should”, ‘believe”, and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated. Forward-looking statements are based on reasonable assumptions, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this news release should not be unduly relied upon.

Contact Information:

281-670-0002

Jason Stabell

Chief Executive Officer

Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson

Chief Financial Officer

Andrew.Williamson@EpsilonEnergyLTD.com